UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2015

Vishay Intertechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA 19355-2143	19355-2143
(Address of Principal Executive Offices)	Zip Code

Registrant's telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 - Costs Associated with Exit or Disposal Activities

On August 3, 2015, Vishay Intertechnology, Inc. (the "Company") announced global cost reduction programs as part of its continuous efforts to improve efficiency and operating performance.

The programs include a plan to reduce selling, general, and administrative ("SG&A") costs company-wide, and targeted streamlining and consolidation of production for certain product lines within its Capacitors and Resistors & Inductors segments. The Company expects to incur cash charges of approximately $30 million, primarily related to severance, to implement these programs.

The SG&A cost reduction targets are intended to better align Vishay's cost structure to the current revenue levels.  These SG&A cost reductions should be fully achieved by the end of 2016.  The Company will first solicit volunteers to accept a voluntary separation / early retirement offer.  The voluntary separation benefits vary by country and job classification, but generally offer a cash loyalty bonus.  Additional involuntary terminations will likely be necessary to achieve the cost reduction targets.

The targeted streamlining and consolidation of production for certain product lines include the Zwolle, Netherlands aluminum capacitors facility closure announced on June 30 (and disclosed on a Form 8-K filed with the SEC on July 6, 2015).  Except for the Zwolle facility, no other facility closures are currently expected pursuant to these programs.  These production transfers will be completed in steps by the end of 2017.  These newly announced programs do not alter or expand the MOSFETs Enhanced Competitiveness Program, announced in 2013 and currently being implemented by the Company.

The Company's estimates of the costs related to its cost reduction programs and anticipated annual savings represent its current best estimates.  However, such estimates are preliminary and subject to change as the Company implements these programs.

On August 3, 2015, the Company issued a press release regarding these programs, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2015

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lori Lipcaman

Name:	Lori Lipcaman
Title:	Executive Vice President and
Chief Financial Officer